As filed with the Securities and Exchange Commission on August 20, 2026

Registration No. 333-276034

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-276034)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEBSTER FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1187536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Santander Holdings USA, Inc.,

as successor by merger to Webster Financial Corporation

75 State Street

Boston, Massachusetts 02109

(800) 493-8219

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian Yoshida

Chief Legal Officer

Santander Holdings, USA, Inc.

75 State Street

Boston, Massachusetts 02109

(800) 493-8219

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Mark F. Veblen, Esq.

Kathryn Gettles-Atwa, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Webster Financial Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Registration Statement No. 333-276034 on Form S-3ASR (the “Registration Statement”), which was previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on December 14, 2023, pertaining to the registration of an indeterminate number of (i) debt securities of the Registrant; (ii) shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant, (iii) shares of preferred stock (“Preferred Stock”) of the Registrant, (iv) depositary shares of the Registrant representing shares of Preferred Stock, (v) purchase contracts obligating the Registrant to sell, and holders to purchase, debt securities of the Registrant, shares of Common Stock, shares of Preferred Stock, depositary shares or warrants at a future date or dates, (vi) units comprised of one or more of the securities described in the Registration Statement in any combination and (vii) warrants to purchase debt securities of the Registrant, shares of Common Stock, shares of Preferred Stock, debt securities or units of two or more of the foregoing securities of the Registrant.

On August 20, 2026, pursuant to the Transaction Agreement, dated as of February 3, 2026 (the “Transaction Agreement”), by and among the Registrant, Banco Santander, S.A., a Spanish sociedad anónima (“Banco Santander”), and Webster Virginia Corporation, a wholly-owned subsidiary of the Registrant incorporated in the State of Virginia (“Webster Virginia”), (i) the Registrant merged with and into Webster Virginia (the “Reincorporation Merger”), with Webster Virginia continuing as the surviving corporation in the Reincorporation Merger, and (ii) immediately thereafter, Banco Santander acquired all outstanding shares of the common stock, par value $0.01 per share, of Webster Virginia through a statutory share exchange (the “Share Exchange”).

Immediately after the Share Exchange, (i) Banco Santander contributed all outstanding shares of the common stock, par value $0.01 per share, of Webster Virginia to Santander Holdings USA, Inc. (“SHUSA”) and (ii) immediately following such contribution, pursuant to the Agreement and Plan of Merger, dated as of August 19, 2026, by and between SHUSA and Webster Virginia (the “Merger Agreement”), Webster Virginia merged with and into SHUSA (the “IHC Merger” and, together with the Reincorporation Merger and the Share Exchange, the “Transactions”), with SHUSA continuing as the surviving corporation in the IHC Merger.

The foregoing description of the Transaction Agreement, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety, by (i) the Transaction Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2026 and (ii) the Merger Agreement, which is attached as Exhibit 2.3 to SHUSA’s Current Report on Form 8-K filed with the Commission on August 20, 2026.

In connection with the completion of the Transactions, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this twentieth day of August, 2026.

SANTANDER HOLDINGS USA, INC.
as successor by merger to Webster Financial Corporation

By:	/s/ Gerard A. Chamberlain
Name: Gerard A. Chamberlain
Title: Executive Vice President and Senior Deputy General Counsel

No other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.